Exhibit 99.1

Splunk Appoints Yamini Rangan to Its Board of Directors

SAN FRANCISCO, April 18, 2023 – Splunk Inc. (NASDAQ: SPLK), the cybersecurity and observability leader, today announced that Yamini Rangan has joined the company’s Board of Directors.

Rangan serves as President, CEO and Director of HubSpot, a public software company that helps customers grow and scale through its CRM platform. Prior to being appointed CEO in 2021, Rangan served as HubSpot’s first Chief Customer Officer, leading the marketing, sales and services teams. She also brings more than 25 years of experience in product marketing, sales and strategy, including customer-facing roles at industry leaders like Dropbox, Workday and SAP.

“Yamini is an accomplished tech executive with an extensive background in customer acquisition and sales strategy. We’re thrilled to welcome her to the Splunk Board,” said Graham Smith, Chair of the Splunk Board of Directors. “Yamini’s relentless customer focus and growth mindset will be deeply valuable as we continue to execute on our near and long-term strategic objectives. I look forward to working closely with Yamini and the rest of the Board to continue delivering sustainable, long-term value for shareholders.”

“The world’s largest and most innovative organizations rely on Splunk’s software every day to keep their systems secure and resilient,” said Rangan. “I’m excited to join the Board at this critical time, leveraging my background building impactful, customer-focused marketing and sales strategies. As Splunk continues to execute against a tremendous opportunity in security and observability, I’m focused on working with my fellow Board members to accelerate innovation, capture market share and drive strong shareholder returns.”

About Yamini Rangan

Rangan serves as President, CEO and Director of HubSpot, the CRM platform for scaling companies. Prior to being appointed CEO in 2021, she served as HubSpot’s first-ever Chief Customer Officer from January 2020 to September 2021. Prior to joining HubSpot, Rangan served as the Chief Customer Officer at Dropbox. Before that, she held various customer-facing leadership roles across the software industry, including Vice President of Sales Strategy and Operations at Workday and several roles in strategy, pre-sales and value-based selling at SAP. She holds a B.S. from Bharathiar University, an M.S. from Clemson University and an M.B.A from the University of California, Berkeley.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding Splunk’s strategic objectives and its goals and long-term prospects, including growth, profitability and delivering long-term value to shareholders. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including those described in the company’s Annual Report on Form 10-K for the year ended January 31, 2023, which is on file with the U.S. Securities and Exchange Commission (“SEC”) and Splunk’s other filings with the SEC. Splunk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Splunk Inc.

Splunk Inc. (NASDAQ: SPLK) helps build a safer and more resilient digital world. Organizations trust Splunk to prevent security, infrastructure and application issues from becoming major incidents, absorb shocks from digital disruptions, and accelerate digital transformation.

Splunk, Splunk>, and Turn Data Into Doing are trademarks and registered trademarks of Splunk Inc. in the United States and other countries. All other brand names, product names, or trademarks belong to their respective owners. © 2023 Splunk Inc. All rights reserved.

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Patricia Hogan

Splunk Inc.

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Katie White

Splunk Inc.

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